Exhibit 99.2

FOR IMMEDIATE RELEASE:	For More Information, Contact:
October 26, 2009	Steve Laflin, President and CEO
(208) 524-5300

INTERNATIONAL ISOTOPES INC. ANNOUNCES EXECUTION OF AN AGREEMENT WITH

THE STATE OF NEW MEXICO ENVIRONMENT DEPARTMENT

Idaho Falls, ID.  October 26, 2009 – International Isotopes Inc. (OTC Bulletin Board: INIS) announces it has entered into an Agreement with the State of New Mexico Environment Department (NMED) that establishes mutually agreed upon license limits for INIS’s planned uranium de-conversion and fluorine extraction processing facility. The completion of this Agreement is an important step towards licensing and constructing a uranium de-conversion and fluorine extraction processing facility in the State of New Mexico.

International Isotopes announced the selection of Hobbs, New Mexico as the site for the uranium de-conversion processing facility this past March.  Prior to, and since that time, the Company has been working diligently to address regulatory issues associated with the facility and educating the public and investment community about the important “green” ecological aspects of the facility.  The facility is expected to have a significant positive economic impact in New Mexico and public support for the project remains strongly positive.  The Company has been active in working with the State of New Mexico and local area residents since site selection to ensure continued understanding of the project and its benefits to New Mexico and to the nuclear industry.

Steve Laflin, the Company’s President and CEO said,” This Memorandum of Agreement is important for two reasons.  First, it represents completion of an important step in the preparation of the NRC license application.  Second, it typifies the Company’s continued commitment to protecting the environment and working closely with NMED to ensure project transparency and regulatory cooperation.  The Agreement implements certain terms for the facility that have been mutually agreed upon.  Both parties have agreed that these terms will be incorporated into the Company’s Nuclear Regulatory Commission (NRC) license application and eventually into the NRC license itself, where applicable.”

Ron Curry, New Mexico Cabinet Secretary for the Environment Department, stated “We’ve diligently worked out an agreement that will protect the state and the citizens of New Mexico into the future while also allowing International Isotopes to operate here.  The agreement exceeds specifications for the facility that New Mexico could have achieved through the federal licensing process. We are gratified to reach an agreement that stipulates no waste from the facility will be disposed within the State of New Mexico.”

The INIS facility is planned for a location about 15 miles west of Hobbs, New Mexico and will consist of both depleted uranium de-conversion and fluorine gas extraction processes.  INIS holds patents that give it exclusive rights to the Fluorine Extraction Process (FEP), which produces high value, high purity gases in conjunction with uranium de-conversion, and thus, provides a key commercial advantage to the de-conversion plant.  INIS expects to hire about 150 construction workers for the project and anticipates that it will eventually have a full time staff of approximately 130 to 150 employees for plant operations. Construction of the facility is anticipated to begin in the third quarter in 2011, after Nuclear Regulatory Commission licensing is complete, and to begin operations in late 2012.

About International Isotopes Inc.

International Isotopes Inc. manufactures a full range of nuclear medicine calibration and reference standards, high purity fluoride gases, and a variety of cobalt-60 products such as teletherapy sources.  The Company also provides a wide selection of radioisotopes and radiochemicals for medical devices, calibration, clinical research, life sciences, and industrial applications and provides a host of analytical, measurement, recycling, and processing services on a contract basis to clients.

International Isotopes Inc. Safe Harbor Statement

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the statements regarding the importance of the NMED Agreement to the overall NRC license process, continued progress towards licensing and constructing a major uranium de-conversion and fluorine extraction processing facility, the significance of the economical impact such a facility will have in the State of New Mexico, and the prospects of establishing long term contracts with prospective customers and identifying sources of capital to support the project.  Information contained in such forward-looking statements is based on current expectations and is subject to change.  These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of International Isotopes Inc. to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Other factors, which could materially affect such forward-looking statements, can be found in International Isotopes Inc.'s filings with the Securities and Exchange Commission at www.sec.gov, including our annual report on Form 10-K for the year ending December 31, 2008.  Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and International Isotopes, Inc. undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

-End-